EXHIBIT 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registrant’s Registration Statement on Form S-3 and the relating Prospectus of CytRx Corporation for the registration of shares of common stock and warrants of our report dated March 26, 2002, with respect to the financial statements and schedule of Blizzard Genomics, Inc. included in the Registrant’s Proxy Statement on Schedule 14A, dated June 13, 2002 for the Annual Meeting of Stockholders held on July 16, 2002, and to the reference to us under the heading “Experts” in the registration statement.

SILVERMAN OLSON THORVILSON & KAUFMANN, LTD

June 26, 2003

Minneapolis, Minnesota